Filed Pursuant to Rule 424(b)(5)
Registration No. 333-278048

PROSPECTUS

2,000,000 Shares

COMMON STOCK

We are offering 2,000,000 shares of our common stock. Our common stock is listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “SMCI.” On March 19, 2024, the closing price for our common stock was $910.97 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before buying our common stock.

	Per Share	Total
Public offering price	$875.00	$1,750,000,000.00
Underwriting discounts and commissions(1)	$8.75	$17,500,000.00
Proceeds, before expenses, to Super Micro Computer, Inc.	$866.25	$1,732,500,000.00

(1)	See the section entitled “Underwriting” for a description of the compensation payable to the underwriter.

We have granted the underwriter an option to purchase up to an additional 300,000 shares of our common stock, exercisable within a 30-day period, at the public offering price, less underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares to purchasers on or about March 22, 2024.

Goldman Sachs & Co. LLC

March 19, 2024

Neither we nor the underwriter have authorized anyone to provide you with any information other than the information contained or incorporated by reference in this prospectus or any free writing prospectus prepared by or on behalf of us in connection with this offering to which we have referred you. We and the underwriter take no responsibility for and can provide no assurances as to the reliability of, any other information that others may give you. The information contained or incorporated by reference in this prospectus or any such free writing prospectus provided in connection with this offering is accurate only as of the date thereof, regardless of the time of delivery of such document or of any sale of our common stock. Our business, financial condition and results of operations may have changed since those dates. It is important for you to read and consider all the information contained in this prospectus, including the documents incorporated by reference herein or any free writing prospectus prepared by or on behalf of us in connection with this offering, in making your investment decision.

Neither we nor the underwriter are offering to sell, or seeking offers to buy, shares of our common stock in any jurisdictions where offers and sales are not permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

In this prospectus, unless otherwise indicated or the context otherwise requires, the terms “Super Micro,” “Supermicro,” “Company,” “we,” “us” and “our” refer to Super Micro Computer, Inc. and its wholly owned subsidiaries unless the context indicates otherwise.

FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein, and any free writing prospectus that we authorize for use in connection with this offering may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, information concerning our future results of operations and financial position, strategy and plans, and our expectations for future operations. Forward-looking statements include all statements that are not historical facts and, in some cases, can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” or the negative version of these words and similar expressions.

Many factors could affect our actual results, and variances from our current expectations regarding these factors could cause actual results to differ materially from those expressed in our forward-looking statements. We presently consider the factors set forth below to be important factors that could cause actual results to differ materially from our published expectations. A more detailed discussion of these factors, as well as other factors that could affect our results, is contained under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2023, as updated by our subsequent quarterly reports on Form 10-Q and other filings we make with the SEC. However, management cannot predict all factors, or combinations of factors, that may cause actual results to differ materially from those projected in any forward-looking statements. Factors that we currently believe could cause our results to be different from our expectations include:

Operational and Execution Risks

•	Adverse economic conditions may harm our business.

•

Recent events in eastern Europe and the Taiwan Strait present challenges and risks to us, and no assurances can be given that current or future developments would not have a material adverse effect on our business, results of operations and financial condition.

•	Our quarterly operating results have fluctuated and will likely fluctuate in the future.

•	Our revenue and margins for a particular period are difficult to predict, and a shortfall in revenue or decline in margins may harm our operating results.

•

As we increasingly target larger customers and larger sales opportunities, our customer base may become more concentrated, our cost of sales may increase, our margins may be lower, our borrowings may be higher with effects on our cash flow, we are exposed to inventory risks, and our sales may be less predictable.

•	If we fail to meet any publicly announced financial guidance or other expectations about our business, it could cause our stock to decline in value.

•	We may be unable to secure additional financing on favorable terms, or at all, which in turn could impair the rate of our growth.

•

Increases in average selling prices for our Total IT Solutions have historically significantly contributed to increases in net sales in some of the periods covered. Such prices are subject to decline if customers do not continue to purchase our latest generation products or additional components, which could harm our results of operations.

•

Our cost structure and ability to deliver server solutions to customers in a timely manner may be adversely affected by volatility of the market for core components and certain materials for our products.

•	We may lose sales or incur unexpected expenses relating to insufficient, excess or obsolete inventory.

•

Difficulties we encounter relating to automating internal controls utilizing our ERP systems or integrating processes that occur in other IT applications could adversely impact our controls environment.

•

System security violations, data protection breaches, cyber-attacks and other related cyber-security issues could disrupt our internal operations or compromise the security of our products, and any such disruption could reduce our expected revenues, increase our expenses, damage our reputation and adversely affect our stock price.

•	Any failure to adequately expand or retain our sales force will impede our growth.

•	Conflicts of interest may arise with Ablecom and Compuware, which are related parties, and they may adversely affect our operations.

•	Our reliance on Ablecom could be subject to risks associated with our reliance on a limited source of contract manufacturing services and inventory warehousing.

•

If negative publicity arises with respect to us, our employees, our third-party service providers or our partners, our business and operating results could be adversely affected, regardless of whether the negative publicity is true.

•	If we lose Charles Liang, our President, Chief Executive Officer and Chairman, or any other key employee, we may not be able to implement our business strategy in a timely manner.

•	Our direct sales efforts may create confusion for our end customers and harm our relationships in our indirect sales channel and with our OEMs.

•

If we are unable to attract and integrate additional key employees in a manner that enables us to scale our business and operations effectively, or if we do not maintain competitive compensation policies to retain our employees, our ability to operate effectively and efficiently could be limited.

Strategic and Industry Risks

•	If we do not successfully manage the expansion of our international manufacturing capacity and business operations, our business could be harmed.

•	We may not be able to successfully manage our business for growth and expansion.

•	Our growth into markets outside the United States exposes us to risks inherent in international business operations.

•

We depend upon the development of new products & enhancements to existing products. If we fail to predict or respond to emerging technological trends & our customers’ changing needs, our operating results and market share may suffer.

•	The market in which we participate is highly competitive.

•	Industry consolidation may lead to increased competition and may harm our operating results.

•	We must work closely with our suppliers to make timely new product introductions.

•	Our suppliers’ failure to improve the functionality and performance of materials and key components for our products may impair or delay our ability to deliver innovative products to our customers.

•	We rely on a limited number of suppliers for certain components used to manufacture our products.

•	We rely on indirect sales channels and any disruption in these channels could adversely affect our sales.

•	Our failure to deliver high quality server and storage solutions could damage our reputation and diminish demand for our products.

•	Our results of operations may be subject to fluctuations based upon our investment in corporate ventures.

Legal and Regulatory Risks

•

Because our products and services may store, process and use data, some of which contains personal information, we are subject to complex and evolving laws and regulations regarding privacy, data protection and other matters.

•	Our operations could involve the use of regulated materials, and we must comply with environmental, health and safety laws and regulations, which can be expensive.

•

If we are unable to maintain effective internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may decrease.

•

Failure to comply with the U.S. Foreign Corrupt Practices Act, other applicable anti-corruption and anti-bribery laws, and applicable trade control laws could subject us to penalties and other adverse consequences.

•	Any failure to protect our intellectual property could impair our brand and our competitiveness.

•	Resolution of claims that we have violated or may violate the intellectual property rights of others could require us to indemnify others or pay significant royalties to third parties.

•	Provisions of our governance documents and Delaware law might discourage, delay or prevent a change of control of our company or changes in our management.

Financial Risks

•	Our R&D expenditures, as a percentage of our net sales, are considerably higher than many of our competitors.

•

Our future effective income tax rates could be affected by changes in the relative mix of our operations and income among different geographic regions and by changes in domestic and foreign income tax laws.

•	Backlog does not provide a substantial portion of our net sales in any quarter.

Risks Related to Owning our Common Stock

•	The trading price of our common stock is likely to be volatile.

•

Future sales of shares by existing stockholders, including any shares that have vested or may in the future vest under the 2021 CEO Performance Award or 2023 CEO Performance Award, could cause our stock price to decline.

•	The concentration of our capital stock ownership with insiders likely limits your ability to influence corporate matters.

•	We do not expect to pay any cash dividends for the foreseeable future.

General Risks

•	Our products may not be viewed as supporting climate change mitigation in the IT sector.

•	Our business and operations may be impacted by natural disaster events, including those brought on by climate change.

•	The use of AI by our workforce may present risks to our business.

•	Expectations relating to environmental, social and governance considerations expose us to potential liabilities, reputational harm and other unforeseen adverse effects on our business.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of common stock offered by this prospectus, which is part of the registration statement. This prospectus and any document incorporated by reference herein do not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits, and the documents incorporated by reference therein. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement and the documents incorporated by reference therein, with each such statement being qualified in all respects by reference to the document to which it refers.

We file periodic and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains periodic and current reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. We also maintain a website at www.supermicro.com, where you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Except for the filings incorporated by reference herein that are available through our website, none of the information on our website or the information that can be accessed through our website is, or should be deemed to be, a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (except the information contained in such documents to the extent “furnished” and not “filed”) and any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act (except the information contained in such documents to the extent “furnished” and not “filed”) on or after the date of this prospectus and prior to the termination of the offering contemplated hereby:

•	our Annual Report on Form 10-K for the year ended June 30, 2023, filed with the SEC on August 28, 2023;

•	our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2023 and December 31, 2023, filed with the SEC on November 3, 2023 and February 2, 2024, respectively;

•

our Current Reports on Form 8-K filed with the SEC on  October 2, 2023,  October 27, 2023, November 20, 2023, December  5, 2023 (excluding Item 7.01), December  8, 2023, December  11, 2023, January  25, 2024, February  1, 2024, February  20, 2024, February  22, 2024, February  23, 2024, February  28, 2024 and March 15, 2024;

•

the sections of our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Stockholders filed on December  8, 2023, that are incorporated by reference into our Annual Report on Form 10-K for the year ended June 30, 2023; and

•

the description of our common stock contained in our registration statement on  Form 8-A as filed with the SEC on January 9, 2020, including any amendments or reports filed for the purpose of updating the description.

We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus. Requests should be directed to our Investor Relations department at Super Micro Computer, Inc., 980 Rock Avenue, San Jose, California 95131. Our telephone number is (408) 503-8000.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus (or in any document incorporated by reference herein) or in any other subsequently filed document that is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PROSPECTUS SUMMARY

You should read the following prospectus summary together with the entire prospectus and the documents incorporated by reference herein, including our consolidated financial statements and related notes as well as any free writing prospectus prepared by us or on our behalf in connection with this offering. You should carefully consider, among other things, the matters discussed in the sections entitled “Risk Factors” included in or incorporated by reference in this prospectus.

SUPER MICRO COMPUTER, INC.

Our Company

We are a Silicon Valley-based provider of accelerated compute platforms that are application-optimized high performance and high-efficiency server and storage systems for a variety of markets, including enterprise data centers, cloud computing, artificial intelligence, 5G and edge computing. Our Total IT Solutions include complete servers, storage systems, modular blade servers, blades, workstations, full rack scale solutions, networking devices, server sub-systems, server management and security software. We also provide global support and services to help our customers install, upgrade and maintain their computing infrastructure. We offer our customers a high degree of flexibility and customization by providing a broad array of server models and configurations from which they can choose the best solutions to fit their computing needs. Our server and storage systems, sub-systems and accessories are architecturally designed to provide high levels of reliability, quality, configurability, and scalability.

Our in-house design competencies, design control over many of the components used within our server and storage systems, and our Server Building Block Solutions® (an innovative, modular and open architecture) enable us to rapidly develop, build and test our compute platforms along with our server and storage systems, sub-systems and accessories with unique configurations. As a result, when new technologies are brought to market, we are generally able to quickly assemble a broad portfolio of solutions by leveraging common building blocks across product lines. We work closely with the leading microprocessor, graphics processing units, memory, disk/flash, and interconnect vendors and other hardware and software suppliers to coordinate our new products’ design with their product release schedules. This enhances our ability to introduce new products incorporating the latest technology rapidly. We seek to be the first to market with products incorporating new technologies and to offer the broadest selection of products using those technologies to our customers.

To reduce the high cost of operating datacenters, IT managers increasingly turn to suppliers of high-performance products that are also cost-effective, energy-efficient, and green. Our resource saving architecture supports our efforts to lead in green IT innovation. This architecture disaggregates CPU and memory, which enables each resource to be refreshed independently, thereby allowing data centers to significantly reduce both refresh cycle costs and e-waste. In addition, we offer product lines that are designed to share common computing resources, thereby saving both valuable space and power as compared to general-purpose rackmount servers. We believe our approach of leveraging an overall architecture that balances data center power requirements, cooling, shared resources and refresh cycles helps the environment and provides total cost of ownership savings for our customers.

We conduct our operations principally from our Silicon Valley headquarters, Taiwan and Netherlands facilities. Our sales and marketing activities operate through a combination of our direct sales force and indirect sales channel partners. We work with distributors, value-added resellers, system integrators, and original equipment manufacturers (“OEMs”) to market and sell our optimized solutions to their end customers in our indirect sales channels.

Industry and Strategy

Our objective is to be the world’s leading provider of solutions using accelerated compute platforms that are application-optimized offering high-performance server, storage and networking. Achieving this objective requires continuous development and innovation of our Total IT Solutions with better price-performance and architectural advantages compared with our prior generation of solutions and with solutions offered by our competitors. Through our strategy, we seek to maintain or improve our relative competitive position in many product areas and pursue markets that provide us with additional long-term growth opportunities. Based on data from MarketData and IDC, from 2021 to 2023, our growth has been more than three times our industry’s average. As of the second quarter of fiscal year 2024, we had a production capacity of 4,000 racks per month and believe we have a path to significantly increasing our liquid cooling rack capacity over the next few quarters. Key elements of our strategy include executing upon the following:

•	A Strong Internal Research and Development and Internal Manufacturing Capability

•	Introducing More Innovative Products, Faster

•	Capitalizing on New Applications and Technologies

•	Driving Software and Services Sales to our Global Enterprise Customers

•	Leveraging Our Global Operating Structure

Company Information

We were founded in and maintain our worldwide headquarters and the majority of our employees in San Jose, California. We are one of the largest employers in the City of San Jose and an active member of the San Jose and Silicon Valley community. We were incorporated in California in January 2003. We reincorporated in Delaware in March 2007. Our common stock is listed on the Nasdaq Global Select Market under the symbol “SMCI.” Our principal executive offices are located at 980 Rock Avenue, San Jose, California 95131, and our telephone number is (408) 503-8000. Our website address is www.supermicro.com. Information contained on our website is not a part of this prospectus (except for our SEC reports that are expressly incorporated by reference herein). See “Incorporation by Reference.”

THE OFFERING

Common stock offered by Supermicro	2,000,000 shares of our common stock.

Common stock to be outstanding after this offering	58,550,441 shares immediately after this offering (assuming no exercise of the underwriter’s option to purchase additional shares).

Option to purchase additional shares	We have granted to the underwriter the option, exercisable for 30 days from the date of this prospectus, to purchase up to 300,000 additional shares of our common stock.

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $1.73 billion (or approximately $1.99 billion if the underwriter exercises its option to purchase additional shares in full).

The principal purposes of this offering are to obtain additional capital to support our operations, including for the purchase of inventory and other working capital purposes, manufacturing capacity expansions and increased research and development (“R&D”) investments. See “Use of Proceeds.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus and in the documents included or incorporated into this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

The Nasdaq Global Select Market symbol	“SMCI”

The number of shares of our common stock that will be outstanding after this offering is based on 56,550,441 shares outstanding as of February 29, 2024, and excludes:

•	2,136,087 shares of common stock issuable upon the vesting and settlement of restricted stock units (including performance-based restricted stock units) outstanding as of February 29, 2024;

•

2,968,501 shares of common stock issuable upon the exercise of options outstanding as of February 29, 2024 (excluding the 2023 CEO Award described below), with a weighted-average exercise price of $90.20 per share;

•

500,000 shares of common stock issuable upon the exercise of a performance-based stock option granted to our Chief Executive Officer in November 2023 that vests pursuant to certain Company growth and stock price performance milestones and has an exercise price of $450.00 per share (the “2023 CEO Award”); and

•

1,661,240 shares of common stock reserved for future grant or issuance under our amended and restated 2020 Equity and Incentive Compensation Plan (the “2020 Equity Incentive Plan”) as of February 29, 2024, as well as any additional shares that may become available for grant or issuance pursuant to forfeitures or unearned shares of outstanding awards pursuant to the terms of the 2020 Equity Incentive Plan.

Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriter of its option to purchase additional shares and no exercise or vesting and settlement of the outstanding options, restricted stock units or performance-based restricted stock units after February 29, 2024.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary historical consolidated financial data should be read in conjunction with our audited consolidated financial statements (and notes thereto) contained in our Annual Report on Form 10-K for the year ended June 30, 2023, our unaudited condensed consolidated financial statements (and notes thereto) contained in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2023, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 in our Annual Report on Form 10-K for the year ended June 30, 2023, and Part I, Item 2 of our Quarterly Report on Form 10-Q for the quarter ended December 31, 2023, each incorporated by reference herein. See “Where You Can Find More Information.” The summary historical consolidated financial data as of and for the years ended June 30, 2023, 2022 and 2021 were derived from our audited consolidated financial statements and the data as of and for the six months ended December 31, 2023 and 2022 were derived from its unaudited consolidated financial statements. Historical results are not necessarily indicative of the results to be expected in the future, and results for the six months ended December 31, 2023 are not necessarily indicative of results to be expected in any future quarter or for the full year ending June 30, 2024.

	Six months ended December 31, (unaudited)		Year ended June 30,
(in thousands, except per share data)	2023	2022	2023	2022	2021
Results of operations data:
Net sales(1)	$5,784,596	$3,655,325	$7,123,482	$5,196,099	$3,557,422
Cost of sales(2)	4,866,583	2,970,368	5,840,470	4,396,098	3,022,884
Gross profit	918,013	684,957	1,283,012	800,001	534,538
Operating expenses:
Research and development	219,851	144,943	307,260	272,273	224,369
Sales and marketing	84,084	57,808	115,025	90,126	85,683
General and administrative	70,104	46,901	99,585	102,435	100,539
Income before income tax provision	532,707	431,330	754,297	336,833	118,628
Income tax provision	(81,718)	(68,507)	(110,666)	(52,876)	(6,936)
Net income	452,963	360,583	639,998	285,163	111,865
Net income per common share:
Basic	8.45	6.84	12.09	5.54	2.19
Diluted	7.86	6.51	11.43	5.32	2.09

	December 31, (unaudited)		June 30,
(in thousands)	2023	2022	2023	2022	2021
Balance sheet data:
Total current assets	$4,842,355	$2,649,503	$3,179,426	$2,806,315	$1,867,259
Total assets	5,405,000	3,074,942	3,674,729	3,205,077	2,241,964
Total current liabilities	1,992,089	916,940	1,374,652	1,470,024	968,896
Long-term debt	99,322	142,273	120,179	147,618	34,700
Total stockholders’ equity	3,077,074	1,818,842	1,972,170	1,425,747	1,096,398

(1)

Includes related party sales of $33,177 and $45,126 in the six months ended December 31, 2023 and 2022, respectively. Includes related party sales of $60,537, $147,091 and $79,018 in the years ended June 30, 2023, 2022 and 2021, respectively.

(2)

Includes related party purchases of $225,552 and $195,279 in the six months ended December 31, 2023 and 2022, respectively. Includes related party purchases of $384,762, $371,076 and $239,558 in the years ended June 30, 2023, 2022 and 2021, respectively.

KEY METRICS AND NON-GAAP FINANCIAL MEASURES

We present the following key metrics and non-GAAP financial measures because we consider them to be important supplemental measures of performance. Management uses the key metrics and non-GAAP financial measures for planning purposes, including analysis of our performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management also believes that the key metrics and non-GAAP financial measures provide additional insight for analysts and investors in evaluating the our financial and operational performance. Non-GAAP financial measures have limitations as an analytical tool and are not intended to be an alternative to financial measures prepared in accordance with GAAP.

	Six Months Ended December 31, 2023	Fiscal Year 2023	Fiscal Year 2022	Fiscal Year 2021
Revenue growth rate(1)	58.3%	37.1%	46.1%	6.5%
Non-GAAP Gross margin(2)	16.0%	18.1%	15.4%	15.1%
Non-GAAP R&D (% of Net sales)(3)	2.7%	3.9%	4.9%	5.9%
Non-GAAP SG&A (% of Net sales)(4)	2.2%	2.8%	3.3%	4.7%
Non-GAAP Operating margin(5)	11.1%	11.4%	7.2%	4.4%
Non-GAAP Tax rate(6)	17.0%	15.9%	17.7%	10.5%
Non-GAAP EPS(7)	$9.04	$11.81	$5.65	$2.48

(1)	Represents the percentage increase in GAAP Net sales over the preceding year.
(2)	Represents Non-GAAP Gross profit divided by GAAP Net sales.
(3)	Represents Non-GAAP Research and development expense divided by GAAP Net sales.
(4)	Represents Non GAAP Sales and marketing expense plus Non-GAAP General and administrative expense divided by GAAP Net sales.
(5)	Represents Non-GAAP Income from operations divided by GAAP Net sales.
(6)

Represents the GAAP effective tax rate, calculated as Income tax provision divided by Income before income tax provision, as adjusted for the income tax effect of certain Non-GAAP pre-tax adjustments as shown in the table that follows.

(7)	Represents GAAP Net income per common share (diluted) adjusted for impacts of certain adjustments as shown in the table that follows.

A reconciliation of each of the Non-GAAP measures presented above to its most comparable GAAP measure is included in the table that follows.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(in thousands, except per share data)	Six Months Ended December 31, 2023	Fiscal Year 2023	Fiscal Year 2022	Fiscal Year 2021
Gross profit	$918,013	$1,283,012	$800,001	$534,538
Stock-based compensation expense	9,459	4,574	1,876	1,762
Other expenses	—	—	295	20

Non-GAAP Gross profit	$927,472	$1,287,586	$802,172	$536,320

Research and development expense	$219,851	$307,260	$272,273	$224,369
Stock-based compensation expense	(61,149)	(30,736)	(16,571)	(14,029)
Special performance bonuses	—	—	(1,181)	—
Other expenses	—	—	—	(161)

Non-GAAP R&D expense	$158,702	$276,524	$254,521	$210,179

Sales and marketing expense	$84,084	$115,025	$90,126	$85,683
Stock-based compensation expense	(10,005)	(4,599)	(2,058)	(2,023)
Special performance bonuses	—	—	(113)	—
Other expenses	—	—	—	(31)

Non-GAAP Sales and Marketing expense	$74,079	$110,426	$87,955	$83,629

General and administrative expense	$70,104	$99,585	$102,435	$100,539
Stock-based compensation expense	(19,827)	(14,524)	(12,311)	(10,735)
Litigation settlement costs	—	—	(2,000)	—
Executive SEC settlement	—	—	—	2,122
Special performance bonuses	—	—	1,136	(5,801)
Other expenses	—	—	—	(29)
Litigation (expense) recovery	—	3,770	(4,367)	(1,076)

Non-GAAP General and administrative expense	$50,277	$88,831	$84,893	$85,020

Income from operations	$543,974	$761,142	$335,167	$123,947
Stock-based compensation expense	100,440	54,433	32,816	28,549
Litigation settlement costs	—	—	2,000	—
Executive SEC settlement	—	—	—	(2,122)
Special performance bonuses	—	—	453	5,801
Other expenses	—	—	—	241
Litigation expense (recovery)	—	(3,770)	4,367	1,076

Non-GAAP Income from operations	$644,414	$811,805	$374,803	$157,492

GAAP Tax rate	15.3%	14.7%	15.7%	5.8%
Tax impact of Non-GAAP adjustments to effective tax rate	1.7%	1.2%	2.0%	4.7%

Non-GAAP Tax rate	17.0%	15.9%	17.7%	10.5%

Net income per common share - diluted	$7.86	$11.43	$5.32	$2.09
Impact of Non-GAAP adjustments	1.18	0.38	0.33	0.39

Non-GAAP Net income per common share - diluted	$9.04	$11.81	$5.65	$2.48

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described in this section and in the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with all of the other information contained in this prospectus or any document incorporated by reference herein and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in this prospectus or any document incorporated by reference herein are not the only risks facing us. Additional risks and uncertainties not currently known or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. Many of the following risks and uncertainties and those contained in the documents incorporated by reference herein may be exacerbated by any worsening of the global business and economic environment. If any of the unfavorable events or circumstances described in the risk factors actually occurs, our business may suffer, the trading price of our common stock and other securities could decline, and you could lose all or part of your investment.

Risks Relating to This Offering and Ownership of Our Common Stock

The trading price of our common stock has been and may in the future be volatile, and you might not be able to sell your shares at or above the price at which you purchased the shares.

The trading prices of technology company securities historically have been highly volatile. In addition, the global markets have been volatile, and experienced volatility as a result of macroeconomic conditions such as heightened inflation, increased interest rates, armed conflict and related sanctions and trade restrictions and the effects of the COVID-19 pandemic. The trading price of our common stock is likely to be subject to fluctuations in response to numerous factors, many of which are beyond our control, such as those discussed in the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended June 30, 2023 and others, including:

•	Actual or anticipated variations in our operating results, including failure to achieve previously provided guidance;

•	Announcements of technological innovations, new products or product enhancements, strategic alliances or significant agreements by us or by our competitors;

•	Changes in recommendations by any securities analysts that elect to follow our common stock;

•	The financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	False or misleading press releases or articles regarding our company or our products;

•	The loss of a key customer;

•	The loss of key personnel;

•	Technological advancements rendering our products less valuable;

•	Lawsuits filed against us;

•	Changes in operating performance and stock market valuations of other companies that sell similar products;

•	Price and volume fluctuations in the overall stock market;

•	Market conditions in our industry, the industries of our customers and the economy as a whole; and

•	Other events or factors, including those resulting from war, incidents of terrorism, political instability, pandemics or responses to these events.

If the trading price of our common stock after this offering does not exceed the public offering price, you would not realize any return on your investment in this offering and may lose some or all of your investment.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans or in connection with commercial transactions, could result in additional dilution of the percentage ownership of our stockholders and could cause the price of our common stock to decline.

From time to time, we may issue additional securities or sell common stock, convertible securities, or other equity securities in one or more transactions at prices and in a manner we determine. We also expect to continue to issue common stock to employees and directors pursuant to our equity incentive plans. If we sell or issue common stock, convertible securities, or other equity securities, or common stock is issued pursuant to equity incentive plans, investors in our common stock may be materially diluted.

Our executive officers and directors have entered into lock-up agreements with the underwriter under which they have agreed, subject to specific exceptions, not to sell, directly or indirectly, any shares of common stock without the permission of Goldman Sachs & Co. LLC for a period of 60 days after the date of the pricing of this offering. Sales of a substantial number of such shares upon expiration of the lock-up agreements, the perception that such sales may occur or early release of these agreements could cause our market price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

Our management team may invest or spend the net proceeds of this offering in ways with which you may not agree or in ways which may not yield significant return.

Our management will have broad discretion over the use of the net proceeds from this offering. We currently intend to use the net proceeds from this offering for working capital and general corporate purposes. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for working capital and corporate purposes that do not improve our operating results or enhance the value of our common stock.

Purchasers of shares of our common stock in this offering will experience immediate and substantial dilution in the book value of their investment.

If you purchase shares of our common stock in this offering at the public offering price of $875.00 per share, you will incur immediate and substantial dilution in the as adjusted net tangible book value of your stock because the price that you pay will be substantially greater than the net tangible book value per share of the shares you acquire. To the extent we raise additional capital by issuing additional shares of common stock, convertible securities, or other equity securities, our stockholders will experience substantial additional dilution.

We do not expect to pay any cash dividends for the foreseeable future.

We do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future. In addition, under the terms of one of our credit agreements, we cannot pay any dividends, with limited exceptions. Accordingly, investors should rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

USE OF PROCEEDS

We estimate that the net proceeds to us from the issuance of our common stock in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $1.73 billion, or approximately $1.99 billion if the underwriter exercises its option to purchase additional shares in full.

The principal purposes of this offering are to obtain additional capital to support our operations, including for the purchase of inventory and other working capital purposes, manufacturing capacity expansion and increased R&D investments. We have not yet determined the manner in which we will allocate the net proceeds from this offering, and as a result, management will have broad discretion in the allocation and use of the net proceeds. Pending the application of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

DIVIDEND POLICY

No cash dividends have ever been paid or declared on our common stock. We currently intend to retain all future earnings, if any, for use in our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable laws and restrictions in our credit arrangements, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors our Board of Directors may deem relevant. Under the terms of the credit agreement with Bank of America, as amended, we may not pay any dividends.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders (as defined below) who acquire such shares in this offering and hold such shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, (generally, property held for investment). For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, or any other corporation treated as such;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons,” as defined under the Code, have the authority to control all substantial decisions of the trust or (ii) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Code, existing, temporary and proposed Treasury regulations promulgated thereunder, or Treasury Regulations, judicial opinions, published positions of the Internal Revenue Service, or the IRS, and other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of the unearned income Medicare contribution tax, any U.S. federal estate and gift taxes, any U.S. alternative minimum taxes or any state, local or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. holders in light of their individual circumstances or to non-U.S. holders subject to special treatment under the U.S. federal income tax laws (such as taxpayers that elect mark-to-market accounting, insurance companies, tax-exempt organizations, tax- qualified retirement plans, financial institutions, brokers or dealers in securities, pension plans, “controlled foreign corporations,” “passive foreign investment companies,” corporations organized outside of the United States, any state thereof or the District of Columbia that are nonetheless treated as U.S. taxpayers for U.S. federal income tax purposes, non-U.S. holders that hold our common stock as part of a straddle, conversion transaction or other integrated investment, and certain U.S. expatriates and former citizens or long-term residents of the United States).

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner therein will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE INVESTORS IN OUR COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, ESTATE, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Gain on Sale or Other Disposition of Common Stock.”

Subject to the discussion below on effectively connected income, dividends paid to a non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate as may be specified by an applicable income tax treaty, provided the non-U.S. holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Sale or Other Disposition of Common Stock

In general, and subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of our common stock unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” (as defined in the Code) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition and such non-U.S. holder’s holding period of our common stock.

Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax on a net-income tax basis, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain, as adjusted for certain items. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by U.S.-source capital losses, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. We believe that we are not, and we do not anticipate becoming, a United States real property holding corporation, or a USRPHC, for U.S. federal income tax purposes. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our United States real property interests, or USRPIs, relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our common stock by a non-U.S. holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such non-U.S. holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.

NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING ANY APPLICABLE TAX TREATIES THAT MAY PROVIDE FOR DIFFERENT RULES.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Under provisions of the Code known as the Foreign Account Tax Compliance Act, or FATCA, withholding tax of 30% may apply to certain payments to foreign financial institutions, investment funds and certain other non-U.S. persons that fail to comply with certain information reporting and certification requirements pertaining to their direct and indirect U.S. securityholders and/or U.S. accountholders and do not otherwise qualify for an exemption. Under applicable Treasury Regulations and IRS guidance, this withholding currently applies to payments of dividends, if any, on, and, subject to the proposed Treasury Regulations discussed below, gross proceeds from the sale or other disposition of, our common stock. An intergovernmental agreement between the U.S. and a foreign country may modify the requirements described in this paragraph.

Although withholding under existing FATCA regulations would also apply to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

Backup Withholding, Information Reporting and Other Reporting Requirements

The applicable withholding agent must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply to any distribution on our common stock regardless of whether such distributions constitute dividends or whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder will generally be subject to backup withholding with respect to dividends on our common stock paid to it unless the non-U.S. holder certifies under penalties of perjury that, among other things, it is not a U.S. person (and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person), typically on a properly executed IRS Form W-8BEN, W-8BEN-E or other appropriate IRS Form W-8 (or any successor or substitute form thereof), or otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and impose backup withholding on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person (and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person), typically on a properly executed IRS Form W-8BEN, W-8BEN-E or other appropriate IRS Form W-8 (or any successor or substitute form thereof), or otherwise establishes an exemption.

Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, GIFT, ESTATE, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

We and Goldman Sachs & Co. LLC, as the underwriter, have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriter has agreed to purchase 2,000,000 shares.

The underwriter is committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriter has an option to buy up to an additional 300,000 shares from us. The underwriter may exercise that option for 30 days.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by us. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase 300,000 additional shares.

Paid by Us

	No Exercise	Full Exercise
Per Share	$8.75	$8.75
Total	$17,500,000.00	$20,125,000.00

Shares sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriter to securities dealers may be sold at a discount of up to $5.25 per share from the public offering price. After the initial offering of the shares, the underwriter may change the offering price and the other selling terms. The offering of the shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

We and our directors and executive officers have agreed with the underwriter, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 60 days after the date of this prospectus, except with the prior written consent of the underwriter.

In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriter’s option described above may be exercised. The underwriter may cover any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriter must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of our stock and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq, in the over-the-counter market or otherwise.

The company may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by the company or borrowed from the company or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the company in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

Notice to Prospective Investors in the European Economic Area and United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require the company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

Each Underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company or the selling stockholders; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to

Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

We estimate the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,000,000. We have also agreed to reimburse the underwriter for certain of its expenses in connection with this offering in an amount not to exceed $35,000.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriter and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by DLA Piper LLP (US), Palo Alto, California. Latham & Watkins LLP, Los Angeles, California is acting as counsel to the underwriter.

EXPERTS

The consolidated financial statements of Super Micro Computer, Inc. and subsidiaries (the “Company”) as of June 30, 2023 and 2022, and for each of the three years in the period ended June 30, 2023 incorporated by reference in this Registration Statement and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

2,000,000 Shares

COMMON STOCK

PROSPECTUS

March 19, 2024

Goldman Sachs & Co. LLC